Exhibit 12

FERRELLGAS, L.P. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Year ended July 31,					Nine months ended April 30,
	1999	2000	2001	2002	2003	2003	2004
Earnings
Pre-tax income from continuing operations before minority interest	$17,690	$16,069	$82,032	$76,359	$86,198	$126,288	$92,169
Add: Fixed charges (see below)	34,773	56,931	66,047	56,654	54,098	41,144	41,038
Add: Amortization of capitalized interest	—	—	—	—	—	—	438
Less: capitalized interest	—	—	—	697	2,466	1,730	590

Income as adjusted (a)	$52,463	$73,000	$148,079	$132,316	$137,830	$165,702	$133,055

Fixed charges
Interest, either expensed or capitalized, and amortized capitalized expenses related to indebtedness	31,107	43,251	47,686	44,669	47,784	35,722	37,976
An estimate of the interest within lease expense	3,666	13,680	18,361	11,985	6,314	5,422	3,062

Fixed charges (b)	$34,773	$56,931	$66,047	$56,654	$54,098	$41,144	$41,038

Ratio of Earnings to Fixed Charges (a/b)	1.5	1.3	2.2	2.3	2.5	4.0	3.2

FERRELLGAS, L.P. AND SUBSIDIARIES
PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Year ended July 31,					Nine months ended April 30,
	1999	2000	2001	2002	2003	2003	2004
Earnings
Pre-tax income from continuing operations before minority interest	$21,731	$22,924	$92,561	$76,359	$86,198	$126,288	$92,169
Add: Fixed charges (see below)	34,773	56,931	66,047	56,654	54,098	41,144	41,038
Add: Amortization of capitalized interest	—	—	—	—	—	—	438
Less: capitalized interest	—	—	—	697	2,466	1,730	590

Income as adjusted (a)	$56,504	$79,855	$158,608	$132,316	$137,830	$165,702	$133,055

Fixed charges
Interest, either expensed or capitalized, and amortized capitalized expenses related to indebtedness	31,107	43,251	47,686	44,669	47,784	35,722	37,976
An estimate of the interest within lease expense	3,666	13,680	18,361	11,985	6,314	5,422	3,062

Fixed charges (b)	$34,773	$56,931	$66,047	$56,654	$54,098	$41,144	$41,038

Ratio of Earnings to Fixed Charges (a/b)	1.6	1.4	2.4	2.3	2.5	4.0	3.2